EXHIBIT 10.29

                               FIRST AMENDMENT TO
                        THE IMAGISTICS INTERNATIONAL INC.
                                 2001 STOCK PLAN

                                                                   EXHIBIT 10.29

                               FIRST AMENDMENT TO
                        THE IMAGISTICS INTERNATIONAL INC.
                                 2001 STOCK PLAN

1. The first paragraph of Section 6(d) of the Plan is hereby amended to read as follows:

         SECTION 6. AWARDS

         (d) Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares (including without limitation securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan; provided, however, that such grants must comply with Rule 16b-3 and applicable law, and further provided that, to the extent that Awards made pursuant to this subsection (d) do not contain vesting or other restrictions comparable to the restrictions provided for Options or Restricted Stock Awards pursuant to Sections 6(a) or 6(b) of this Plan, respectively, such Awards shall not exceed five percent (5%) of the Shares available for issuance under the Plan.

2.  Section 9 of the Plan is amended in its entirety to read as follows:

         SECTION 9.  AMENDMENT AND TERMINATION OF THE PLAN.

         Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan, including without limitation any such action to correct any defect, supply any omission or reconcile any inconsistency in the Plan, without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or Person; provided that any such amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award heretofore granted shall not be effective without the approval of the affected Participant(s); and provided further, that, notwithstanding any other provisions of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation or termination shall be made that would increase the total number of Shares available for Awards under the Plan, except as provided in
Section 4 hereof, and provided further, that if an amendment, alteration, suspension, discontinuation or termination would (i) materially increase the benefits accruing to Participants under the Plan, or (ii) materially modify the requirements as to eligibility for participation in the Plan, then to the extent required by law, or deemed necessary or advisable by the Executive Compensation and Development Committee of the Board, such amendment shall be subject to approval of the stockholders of the Company.

Dated effective as of July 30, 2002   IMAGISTICS INTERNATIONAL INC.
                                      By  /s/ Mark S. Flynn
                                          ----------------------------------
                                              Mark S. Flynn
                                              Vice President, General Counsel
                                              and Secretary